MADISON SQUARE GARDEN SPORTS CORP. REPORTS
FISCAL 2025 FIRST QUARTER RESULTS

NEW YORK, N.Y., November 1, 2024 - Madison Square Garden Sports Corp. (NYSE: MSGS) today reported financial results for the fiscal first quarter ended September 30, 2024.
Last month, the New York Knicks (“Knicks”) and New York Rangers ("Rangers") began their 2024-25 regular seasons at the Madison Square Garden Arena. Recent Company operating highlights include:
•The combined average season ticket renewal rate for the Knicks and Rangers is approximately 97% for the 2024-25 seasons;
•The Company announced a new multi-year marketing partnership with the Department of Culture and Tourism – Abu Dhabi that includes naming ‘Experience Abu Dhabi’ as the Official Patch Partner of the New York Knicks;
•The Company also recently signed a new multi-year sponsorship deal with Lenovo and its subsidiary Motorola Mobility, as well as multi-year sponsorship renewals with Verizon and Benjamin Moore; and
•The suites business continues to benefit from strong renewals and new sales activity, including the event-level club space, which was introduced during the 2023-24 seasons and was recently expanded.
In the fiscal 2024 first quarter, the Company generated revenues of $53.3 million, an increase of $10.3 million, or 24%, as compared to the prior year period. In addition, the Company reported an operating loss of $8.3 million, an improvement of $6.6 million, or 44%, and an adjusted operating loss of $2.3 million, an improvement of $7.7 million, or 77%, both as compared to the prior year period.(1)
Madison Square Garden Sports Corp. Executive Chairman and CEO James L. Dolan said, “The new fiscal year already includes several operational highlights across our key revenue categories, including in ticketing, sponsorships and suites. We look forward to continuing this momentum through the Knicks' and Rangers' seasons and remain confident that we are well-positioned to generate long-term shareholder value.”

Financial Results for the Three Months Ended September 30, 2024 and 2023:

	Three Months Ended
	September 30,		Change
$ millions	2024	2023	$	%
Revenues	$53.3	$43.0	$10.3	24%
Operating loss	$(8.3)	$(14.8)	$6.6	44%
Adjusted operating loss(1)	$(2.3)	$(10.0)	$7.7	77%
Note: Does not foot due to rounding
1.See page 3 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.

Summary of Financial Results
For the fiscal 2025 first quarter, revenues of $53.3 million increased $10.3 million, or 24%, as compared to the prior year period. This increase primarily reflects higher revenues of $9.7 million due to an increase in certain league distributions unrelated to national media rights fees.
Direct operating expenses of $8.2 million increased $4.7 million as compared to the prior year period. This increase primarily reflects higher net provisions for league revenue sharing expense (net of escrow and excluding playoffs) and NBA luxury tax of $4.1 million due to the net impact of adjustments to prior seasons' revenue sharing expense (net of escrow).
Selling, general and administrative expenses of $52.6 million decreased $1.0 million, or 2%, as compared to the prior year period.
Operating loss of $8.3 million improved $6.6 million, or 44%, and adjusted operating loss of $2.3 million improved $7.7 million, or 77%, both as compared to the prior year period, primarily due to the increase in revenues and, to a lesser extent, lower selling, general and administrative expenses, partially offset by higher direct operating expenses.
About Madison Square Garden Sports Corp.
Madison Square Garden Sports Corp. (MSG Sports) is a leading professional sports company, with a collection of assets that includes the New York Knicks (NBA) and the New York Rangers (NHL), as well as two development league teams – the Westchester Knicks (NBAGL) and the Hartford Wolf Pack (AHL). MSG Sports also operates a professional sports team performance center – the MSG Training Center in Greenburgh, NY. More information is available at www.msgsports.com.

Non-GAAP Financial Measures
We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) excluding (i) depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets, (ii) share-based compensation expense or benefit, (iii) restructuring charges or credits, (iv) gains or losses on sales or dispositions of businesses, (v) the impact of purchase accounting adjustments related to business acquisitions, and (vi) gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan. Because it is based upon operating income (loss), adjusted operating income (loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of our business without regard to the settlement of an obligation that is not expected to be made in cash. In addition, we believe that the exclusion of gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan provides investors with a clearer picture of the Company’s operating performance given that, in accordance with U.S. generally accepted accounting principles (“GAAP”), gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan are recognized in Operating (income) loss whereas gains and losses related to the remeasurement of the assets under the Company’s Executive Deferred Compensation Plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in Miscellaneous income (expense), net, which is not reflected in Operating income (loss).

We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our Company. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 5 of this earnings release.

Forward-Looking Statements
This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates, and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.
 # # #
Contacts:
Ari Danes, CFA
Investor Relations and Financial Communications
(212) 465-6072

Justin Blaber
Financial Communications
(212) 465-6109

Grace Kaminer
Investor Relations
(212) 631-5076

MADISON SQUARE GARDEN SPORTS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,
	2024	2023
Revenues	$53,307	$43,046
Direct operating expenses	8,211	3,520
Selling, general and administrative expenses	52,587	53,556
Depreciation and amortization	782	794
Operating loss	(8,273)	(14,824)
Other income (expense):
Interest income	864	453
Interest expense	(6,055)	(6,929)
Miscellaneous expense, net	(1,126)	(12,665)
Loss before income taxes	(14,590)	(33,965)
Income tax benefit	7,048	15,144
Net loss	$(7,542)	$(18,821)

Basic loss per common share attributable to Madison Square Garden Sports Corp.’s stockholders	$(0.31)	$(0.79)
Diluted loss per common share attributable to Madison Square Garden Sports Corp.’s stockholders	$(0.31)	$(0.79)

Basic weighted-average number of common shares outstanding	24,049	23,971
Diluted weighted-average number of common shares outstanding	24,049	23,971

MADISON SQUARE GARDEN SPORTS CORP.
ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO
ADJUSTED OPERATING INCOME (LOSS)
(In thousands)
(Unaudited)

The following is a description of the adjustments to operating loss in arriving at adjusted operating loss as described in this earnings release:

•Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets in all periods.
•Share-based compensation. This adjustment eliminates the compensation expense related to restricted stock units and stock options granted under the Company's employee stock plan and non-employee director plan in all periods.
•Remeasurement of deferred compensation plan liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the Company's executive deferred compensation plan.

	Three Months Ended
	September 30,
	2024	2023
Operating loss	$(8,273)	$(14,824)
Depreciation and amortization	782	794
Share-based compensation	4,268	4,149
Remeasurement of deferred compensation plan liabilities	965	(104)
Adjusted operating loss(1)	$(2,258)	$(9,985)

____________________
(1) Adjusted operating loss includes operating lease costs which is comprised of a contractual cash component plus or minus a non-cash component for each period presented. Pursuant to GAAP, recognition of operating lease costs is recorded on a straight-line basis over the term of the agreement based upon the value of total future payments under the arrangement. Adjusted operating loss includes operating lease costs of (i) $854 and $829 of expense paid in cash for the three months ended September 30, 2024 and September 30, 2023, respectively, and (ii) a non-cash expense of $457 and $482 for the three months ended September 30, 2024 and September 30, 2023, respectively.

MADISON SQUARE GARDEN SPORTS CORP.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	September 30, 2024	June 30, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$52,252	$89,136
Restricted cash	5,832	5,771
Accounts receivable, net of allowance for doubtful accounts of $0 as of September 30, 2024 and June 30, 2024	45,302	33,781
Net related party receivables	26,018	32,255
Prepaid expenses	84,260	30,956
Other current assets	22,116	25,043
Total current assets	235,780	216,942
Property and equipment, net of accumulated depreciation and amortization of $51,199 and $52,281 as of September 30, 2024 and June 30, 2024, respectively	28,282	28,541
Right-of-use lease assets	692,412	694,566
Indefinite-lived intangible assets	103,644	103,644
Goodwill	226,523	226,523
Investments	64,450	62,543
Other assets	22,206	13,533
Total assets	$1,373,297	$1,346,292

MADISON SQUARE GARDEN SPORTS CORP.
CONSOLIDATED BALANCE SHEETS (continued)
(In thousands, except per share data)
(Unaudited)

	September 30, 2024	June 30, 2024
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$5,334	$9,900
Net related party payables	4,658	6,718
Debt	30,000	30,000
Accrued liabilities:
Employee related costs	68,766	133,930
League-related accruals	98,215	120,876
Other accrued liabilities	11,064	21,613
Operating lease liabilities, current	49,799	50,267
Deferred revenue	306,839	148,678
Total current liabilities	574,675	521,982
Long-term debt	275,000	275,000
Operating lease liabilities, noncurrent	738,555	749,952
Defined benefit obligations	4,104	4,103
Other employee related costs	47,580	43,493
Deferred tax liabilities, net	9,792	16,925
Deferred revenue, noncurrent	1,120	1,147
Total liabilities	1,650,826	1,612,602
Commitments and contingencies
Madison Square Garden Sports Corp. Stockholders’ Equity:
Class A Common Stock, par value $0.01, 120,000 shares authorized; 19,465 and 19,423 shares outstanding as of September 30, 2024 and June 30, 2024, respectively	204	204
Class B Common Stock, par value $0.01, 30,000 shares authorized; 4,530 shares outstanding as of September 30, 2024 and June 30, 2024	45	45
Preferred stock, par value $0.01, 15,000 shares authorized; none outstanding as of September 30, 2024 and June 30, 2024	—	—
Additional paid-in capital	8,353	19,079
Treasury stock, at cost, 983 and 1,025 shares as of September 30, 2024 and June 30, 2024, respectively	(162,504)	(169,547)
Accumulated deficit	(122,689)	(115,139)
Accumulated other comprehensive loss	(938)	(952)
Total equity	(277,529)	(266,310)
Total liabilities and equity	$1,373,297	$1,346,292

MADISON SQUARE GARDEN SPORTS CORP.
SELECTED CASH FLOW INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended
	September 30,
	2024	2023
Net cash used in operating activities	$(26,158)	$(54,141)
Net cash used in investing activities	(1,163)	(1,729)
Net cash (used in) provided by financing activities	(9,502)	67,830
Net (decrease) increase in cash, cash equivalents and restricted cash	(36,823)	11,960
Cash, cash equivalents and restricted cash at beginning of period	94,907	40,459
Cash, cash equivalents and restricted cash at end of period	$58,084	$52,419